Fluor Corporation	Brian Mershon	Exhibit 99.1
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621
469.398.7000
	Jason Landkamer
	Investor Relations
	469.398.7222

News Release

FOR IMMEDIATE RELEASE

Alan Boeckmann to Retire as Executive Chairman of Fluor
Fluor’s Board Appoints CEO David Constable as New Chairman

IRVING, Texas (February 08, 2022) – Fluor Corporation (NYSE: FLR) announced that Alan Boeckmann, the company’s current executive chairman, will not stand for re-election at the annual shareholders meeting on May 5, 2022. Fluor’s Chief Executive Officer (CEO) David Constable has been appointed by the board of directors to succeed Boeckmann as chairman in addition to his CEO role.

“Alan rejoined Fluor’s board as executive chairman in 2019 and has served Fluor Corporation for nearly 40 years in leadership positions, including the company’s chairman and CEO from 2002 to 2011. Alan then served as non-executive chairman until 2012,” said David Constable, Fluor’s CEO. “He has an unmatched understanding of our industry. Alan’s depth and breadth of knowledge of the global engineering and construction industry and Fluor’s clients served as an anchor for decades. More recently, Alan provided tremendous leadership and insight to Fluor’s management and its board and helped restore the confidence of stakeholders across the globe. He will continue to serve on the board of NuScale Power going forward,” Constable said.

“Fluor’s Board of Directors requested that I return to the company nearly 3 years ago, and for Fluor, the answer ‘no’ was not in my vocabulary. It has always been my intention to help the company in any way I was able, and so I was honored by the invitation,” said Alan Boeckmann. “Since that time, under David Constable’s leadership, Fluor’s balance sheet has been strengthened and investor confidence has been restored. As such, I believe the timing is right for me to retire following the substantial positive strides of improvement we have delivered for our clients, shareholders and stakeholders,” Boeckmann said.

“I began my career with Fluor in 1974, and I have great respect and appreciation for the employees who work at Fluor around the world. I would like to thank Fluor’s board and senior leadership for their confidence in me and their perseverance in charting a course to build a better world.” Boeckmann said.

Prior to becoming Fluor’s CEO in January 2021, Constable held various leadership roles within the company from 1982 to 2011. He is a board member of ABB and a former director of Anadarko and Rio Tinto. He also served as CEO and executive director of Sasol from 2011 to 2016. Constable became a member of Fluor’s Board of Directors in 2019 and chaired the Commercial Strategies and Operational Risk Committee.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $14.2 billion in 2020 and is ranked 196 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has been providing engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

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